UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008

KKR Financial Holdings LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33437	11-3801844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, 50th Floor San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

415-315-3620

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

                On February 15, 2008, KKR Financial Holdings LLC (the “Company”) entered into an Extension Amendment Agreement (the “Amendment Agreement”) with the holders of non-recourse secured liquidity notes (the “SLNs”) issued by two asset-backed secured liquidity note conduit facilities (the “Facilities”) to allow for restructuring discussions. On October 18, 2007, the Company announced that it had consummated a restructuring to extend the Facilities (the “October Restructuring”). Pursuant to the terms of the October Restructuring, the original maturity date of the SLNs was extended so that approximately 50% of the principal balance was due on February 15, 2008 (the “February Maturity Date”) and the remaining principal balance is due on March 13, 2008. Pursuant to the Amendment Agreement, the February Maturity Date has been extended to March 3, 2008 (the “Extension Period”). The holders of a majority of the SLNs have the right to terminate the Extension Period upon one business day prior written notice. Upon the expiration or termination of the Extension Period without further agreement on restructuring, the SLNs will become due and payable.  In connection with the October Restructuring, certain holders of the SLNs agreed to receive an in-kind distribution of the mortgage-backed securities serving as collateral for the Facilities in satisfaction of the outstanding principal balance of their SLNs.  In connection with the Amendment Agreement, certain holders of SLNs have been given the option during the Extension Period to receive at their election an in-kind distribution of the mortgage-backed securities serving as collateral for the Facilities in satisfaction of the outstanding principal balance of their SLNs.  Upon expiration or termination of the Extension Period, the remaining holders of SLNs have the right to receive at their election an in-kind distribution of the mortgage-backed securities serving as collateral for the Facilities in satisfaction of the outstanding principal balance of their SLNs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

KKR Financial Holdings LLC
(Registrant)
Date: February 19, 2008

	By:	/s/ JEFFREY B. VAN HORN
Jeffrey B. Van Horn
Chief Financial Officer
(Principal Financial and Accounting Officer)